Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

October 28, 2022

To the Board of Directors and Shareholders of Flex Ltd.
2 Changi South Lane
Singapore 486123

We are aware that our report dated October 28, 2022, on our review of the interim financial information of Flex Ltd. and its subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, is incorporated by reference in Registration Statement Nos. 333-248470, 333-220002, and 333-207325 on Form S-8 and Registration Statement No. 333-256716 on Form S-3ASR.

/s/ DELOITTE & TOUCHE LLP

San Jose, California